Exhibit 2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to the Annual Report on Form 18-K of Development Bank of Japan Inc. of our report dated June 22, 2009 relating to the consolidated financial statements of Development Bank of Japan Inc. as of March 31, 2009, and for the six-month period ended March 31, 2009, and to the reference to us under the heading “MANAGEMENT” in such report as amended.

We also consent to the incorporation by reference of such report in Registration Statement No. 333-154791 under Schedule B of the Securities Act of 1933 filed by Development Bank of Japan Inc. and Japan with the Securities and Exchange Commission on October 28, 2008.

/s/ Deloitte Touche Tohmatsu LLC
Deloitte Touche Tohmatsu LLC
Tokyo, Japan
September 29, 2009